Exhibit 23(n)

                         THE GABELLI MONEY MARKET FUNDS

                AMENDED AND RESTATED RULE 18F-3 MULTI-CLASS PLAN

     Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the board of trustees of an investment company desiring to offer multiple classes pursuant to the Rule adopt a plan (the "Plan") setting forth the separate arrangements and expense allocation of each class of shares (a "Class"), and any related conversion features or exchange privileges. The differences in distribution arrangements and expenses among these classes of shares and the exchange features of each class are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the governing documents of The Gabelli U.S. Treasury Money Market Fund (the "Fund"), a series of The Gabelli Money Market Funds (the "Trust"), by action of the Board of Trustees of the Trust.

     The Board of Trustees, including a majority of the non-interested Trustees, of the Trust has determined that the following Plan is in the best interests of each Class individually and the Fund and the Trust as a whole:

     1. CLASS DESIGNATION. Shares of the Fund are divided into Class AAA, Class A, Class B, and Class C shares.

     2. DIFFERENCES IN SERVICES. Gabelli Funds, LLC will provide or oversee the provision of administrative services with respect to the Class AAA, Class A, Class B and Class C shares of the Fund. Gabelli & Company, Inc., or its affiliates, may also provide, or enter into agreements with, other parties to provide shareholder servicing and/or distribution services to holders of Fund shares.

     3. DIFFERENCES IN DISTRIBUTION ARRANGEMENTS.

     CLASS AAA SHARES. Class AAA shares are offered without any sales charge. Specified minimum initial purchase amounts are applicable to the Class AAA shares as described in the Fund's prospectus or statement of additional information ("SAI").

     CLASS A SHARES. Class A shares are offered without any sales charge. Class A shares are not currently available for new purchases, other than exchanges from Class A shares of another fund managed or advised by Gabelli Funds, LLC or its affiliates (a "Gabelli Fund"). Specified minimum initial purchase amounts are applicable to the Class A shares as described in the Fund's prospectus or SAI.

     CLASS B SHARES. Class B shares are not currently offered for sale.

     CLASS C SHARES. Class C shares are not currently available for new purchases, other than exchanges from Class C shares of another Gabelli Fund, and are subject to a contingent deferred sales charge ("CDSC") as described in the Fund's

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prospectus unless (i) the shares have been invested previously in a Gabelli Fund for the time period required to avoid the payment of such Gabelli Fund's CDSC or
(ii) shares are exchanged for Class C shares of another Gabelli Fund. Specified minimum initial purchase amounts are applicable to the Class C shares as described in the Fund's prospectus or SAI.

     4. EXPENSE ALLOCATION. The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under a plan adopted pursuant to Rule 12b-1 under the 1940 Act, if applicable, and (b) expenses incurred in connection with shareholders' meetings as a result of issues relating to a specific Class. All other expenses of a Fund shall be allocated among outstanding Classes based on relative net assets.

     The distribution, administrative and shareholder servicing fees and other expenses listed above which are attributable to a particular Class are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class; PROVIDED, HOWEVER, that the Fund, which makes daily distributions of its net investment income, may allocate these items to each share regardless of class or on the basis of relative net assets (settled shares), applied in each case consistently.

     5. CONVERSION FEATURES. No Class shall be subject to any automatic conversion feature.

     6. EXCHANGE PRIVILEGES. Shares of a Class shall be exchangeable only for
(a) shares of the same Class of other Gabelli Funds, subject to certain exceptions as set forth in the prospectus and SAI with respect to a particular class, and (b) shares of certain other investment companies or classes thereof specified from time to time.

     7. ADDITIONAL INFORMATION. This Plan is qualified by and subject to the terms of the then current prospectuses and SAI of the Fund; PROVIDED, HOWEVER, that none of the terms set forth in any such materials shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus and SAI for each Class may contain additional information about that Class and the Fund's multiple class structure.

Dated: May 13, 2004, as amended and restated on August 19, 2008